Exhibit 99.1

Edgewater Technology, Inc. Reports Third Quarter 2004 Financial Results

    WAKEFIELD, Mass.--(BUSINESS WIRE)--Oct. 20, 2004--Custom development and system integration consulting firm, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company") today announced financial results for the third quarter ended September 30, 2004.

    Third Quarter Results

    Actual financial results and utilization for the September 30, 2004 quarter were as follows:

    -- Revenue amounted to $4.9 million, compared to $6.1 million in the second quarter of 2004 and $6.9 million for the third quarter of 2003;

    -- Gross profit was $1.5 million, compared to $2.4 million in the second quarter of 2004 and $3.2 million for the third quarter of 2003;

    -- Gross profit margin was 30%, compared to 39% in the second quarter of 2004 and 46% for the third quarter of 2003;

    -- Utilization was 66% for the third quarter, compared to 71% during the second quarter of 2004 and 80% for the third quarter of 2003, and;

    -- Net loss was ($1.02) million, or ($0.09) per share, compared to net loss of ($0.04) million, or ($0.004) per share for the second quarter of 2004 and net income during the third quarter of 2003 of $0.2 million or $0.01 per share.

    First Nine Months of 2004

    Actual financial results and utilization for the first nine months of 2004 were as follows:

    -- Revenue amounted to $17.5 million, compared to $18.3 million during the first nine months of 2003;

    -- Gross profit amounted to $6.5 million, compared to $8.5 million during the first nine months of 2003;

    -- Gross profit margin amounted to 37%, compared to 46% during the first nine months of 2003;

    -- Utilization was 73%, compared to 80% during the first nine months of 2003, and;

    -- Net loss was ($1.0) million, or ($0.09) per share, compared to net income for the first nine months of 2003 of $0.4 million, or $0.03 per share.

    "As we mentioned during our second quarter 2004 financial results conference call and within a recent press release, customer delays in approving spending for new IT initiatives did affect us during the third quarter," commented Shirley Singleton, President and CEO of Edgewater Technology. "Despite a healthy sales pipeline, closure of several client engagements did not occur until late in the quarter. As a consequence, we also anticipate that the delays will affect our full year revenues for 2004, which we expect will approximate 2003 levels. This would likely result in an operating loss for 2004, which could be approximately $1.0 million, assuming actual 2004 revenues come in at a level comparable to 2003 revenues."
    Ms. Singleton continued, "Nonetheless, we remain enthusiastic about our organic sales pipeline and the full year 2005 effects of the Ranzal & Associates acquisition which was completed on October 4th. Ranzal strengthens our capabilities in strategy and design, solidifies our east coast presence, and expands our vertical expertise and service offerings to the middle market, in particular in the high-growth area of Business Performance Management (BPM). In addition, it provides Edgewater and Ranzal with the opportunity to provide a combined, more robust custom development and BPM service offering to existing and prospective clients, while adding additional scale to Edgewater in 2005 and thereafter."

    Conference Call

    Edgewater Technology will host a conference call today, Wednesday, October 20, at 10:00 a.m. (EST) to discuss the Company's third quarter 2004 results. To listen to the call, you can participate by Web cast at www.edgewater.com - Investor Relations section or you can dial 800-967-7188 approximately 15 minutes prior to start of the call. A replay of the call can be accessed via www.edgewater.com - Investor Relations section or by dialing 888-203-1112 or 719-457-0820 (passcode 844672) from 1:00 p.m. ET Wednesday, October 20 through 11:59 p.m. ET Wednesday, October 27.

    About Edgewater Technology

    Founded in 1992, Edgewater Technology is an award-winning consulting firm that specializes in combining strategic consulting, technical knowledge, and industry domain expertise to develop technology solutions that assist primarily middle-market companies and divisions of Global 2000 companies to align their processes with their purposes. This approach not only promotes increased efficiency, but also supports increased effectiveness. Targeting strategic, mission-critical applications, the Company collaborates with customers to translate business goals into technical strategies. Headquartered in Wakefield, Massachusetts, the Company services its client base throughout its network of strategically positioned solutions centers. For further information, visit www.edgewater.com or call 781-246-3343.

    Selected Financial Data:


                      EDGEWATER TECHNOLOGY, INC.
                       Statements of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                Three Months Ended   Nine Months Ended
                                  September 30,        September 30,
                                  2004      2003      2004     2003
                                ---------- -------   -------- --------

   Service revenues                $4,893  $6,934    $17,453  $18,281
   Cost of services                 3,401   3,729     10,972    9,816
                                ---------- -------   -------- --------
       Gross profit                 1,492   3,205      6,481    8,465

   Selling, general and
    administrative                  2,475   2,783      7,252    7,457
   Depreciation and amortization
    expense                           204     262        594      689
                                ---------- -------   -------- --------
       Operating (loss) income     (1,187)    160     (1,365)     319

   Interest income and other,
    net                               156      94        370      323
                                ---------- -------   -------- --------
   (Loss) income before income
    taxes                          (1,031)    254       (995)     642

   Income (benefit) tax
    provision                         (14)    102          -      257
                                ---------- -------   -------- --------

       Net (loss) income          $(1,017)   $152      $(995)    $385
                                ========== =======   ======== ========

   BASIC AND DILUTED EARNINGS PER SHARE
      Net (loss) income, basic     $(0.09)  $0.01     $(0.09)   $0.03
                                ========== =======   ======== ========
      Net (loss) income, diluted   $(0.09)  $0.01     $(0.08)   $0.03
                                ========== =======   ======== ========

   Weighted Average Shares
    Outstanding - Basic            11,296  11,393     11,374   11,409
                                ========== =======   ======== ========
   Weighted Average Shares
    Outstanding - Diluted          11,795  11,701     12,102   11,564
                                ========== =======   ======== ========




                      EDGEWATER TECHNOLOGY, INC.
                   Summary Balance Sheet Information
                            (In thousands)


                                          September 30,  December 31,
                                              2004           2003
                                           (Unaudited)     (Unaudited)
                                         --------------- -------------
Assets
-----------------------------------------
Cash and marketable securities                  $41,249       $44,259
Accounts receivable, net                          3,315         3,532
Fixed assets, net                                 1,258         1,309
Deferred tax asset, net                          22,213        22,175
Intangible assets, net                           12,824        13,135
Prepaid expenses and Other assets                 1,910         2,121
                                         --------------- -------------
Total Assets                                    $82,769       $86,531
                                         =============== =============

Liabilities and Equity
-----------------------------------------
Accounts payable & Accrued liabilities           $3,005        $3,554
Accrued payroll & related liabilities               603         2,009
Other liabilities                                    38            84
Stockholders' Equity                             79,123        80,884
                                         --------------- -------------
Total Liabilities & Stockholders' Equity        $82,769       $86,531
                                         =============== =============

Shares Outstanding                               11,233        11,366


    This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to the expected revenue and accretive impacts of the Ranzal acquisition, as well as statements regarding our sales pipeline, and estimated third quarter 2004 revenues and 2004 fiscal year revenues sales and operating results. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance, Words such as "targeting," "expected," "will," "are," "provide," "continue," "remain," "optimistic" or the negative thereof or variations thereon and similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments that are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) the inability to promptly and effectively integrate Ranzal into the Company's operations, culture and back office administrative support areas; (2) loss of one or more key customers or key employees (3) changes in industry trends, such as decline in the demand for business intelligence and performance management solutions, custom development and system integration services and/or spending delays with existing information technology services projects; (4) failure to obtain new customers or retain significant existing customers; (5) loss of key executives; (6) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates and the overall demand for information technology services and/or spending delays for existing information technology services; (7) failure of the general economy or IT services spending to rebound or otherwise improve; (8) lack of available growth opportunities; (9) the inability to maintain, sustain or grow revenues; (10) failure of middle-market companies to spend amounts on IT projects, whether short-term or long-term; and
(11) any changes in ownership of the Company or otherwise that would result in a limitation on the use of the net operating loss carry forward under applicable tax laws. Actual events or results may differ materially from those discussed, contemplated, forecasted, estimated, anticipated, planned or implied in the forward-looking statements as a result of the various factors described above and those further set forth under the heading "Business- Factors Affecting Finances, Business Prospects and Stock Volatility" in the Company's Form 10-K filed with the Securities and Exchange Commission on March 30, 2004.

    CONTACT: Edgewater Technology, Inc.
             Kevin R. Rhodes, 781-246-3343
             Chief Financial Officer
             or
             Barbara Warren-Sica, 781-246-3343
             Investor Relations